SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 4, 2018 (March 31, 2018)

Southwest Iowa Renewable Energy, LLC
(Exact Name of registrant as specified in its charter)

IOWA	000-53041	20-2735046
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10868 189th Street, Council Bluffs, Iowa	51503
(Address of Principal Executive Offices)	(Zip Code)

(712) 366-0392
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)   Series B Director Matt Gibson voluntarily tendered his resignation from the Board of Directors (the “Board”) of Southwest Iowa Renewable Energy, LLC (the “Company”) effective March 31, 2018.  Mr. Gibson served on the Board as a designee of Bunge North America, Inc. (“Bunge”).  Mr. Gibson also resigned from employment with Bunge on March 31, 2018.   Mr. Gibson did not resign from the Board due to any disagreement with the Company regarding any matter relating to the Company’s operations, policies or practices.

(d)   Effective March 31, 2018, Bunge, as the sole Series B Member and pursuant to the Company’s Fourth Amended and Restated Operating Agreement dated March 21, 2014, appointed Brett Caplice as the Series B Director of the Company to replace Mr. Gibson.  Mr. Caplice is expected to serve on the Risk Management Committee.  Mr. Caplice will participate in the Company’s standard director compensation policy as disclosed in the Company’s most recent Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) on December 18, 2017.  However, consistent with historic practice and at the request of Mr. Caplice, the director fees payable to him pursuant to the director compensation policy will be paid directly to Bunge and he will not receive any cash or equity compensation from the Company for his service as a director.  Mr. Caplice is the Director of the Commercial Grain Product Line and oversees commercial activities and margin management for Bunge's North American grain franchise.  As disclosed in the Company’s Annual Report on Form 10-K filed with the SEC on December 22, 2017, Bunge is a substantial equity owner of and lender to the Company and, in addition, the Company is party to a series of contractual relationships with Bunge.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST IOWA RENEWABLE ENERGY, LLC

	By:	/s/ Brian T. Cahill
Date: April 4, 2018		Brian T. Cahill
Chief Executive Officer